Exhibit 5.2

Ryan S Sansom

+1 617 937 2335

rsansom@cooley.com

October 26, 2020

Milestone Pharmaceuticals Inc.

1111 Dr. Frederik-Philips Boulevard, Suite 420
Montréal, Québec CA H4M 2X6

Ladies and Gentlemen:

We have acted as special counsel for Milestone Pharmaceuticals Inc., a corporation organized under the Business Corporations Act (Québec) (the “Company”), in connection with the offering of (i) 5,095,897 common shares, without par value, of the Company (the “Shares”), (ii) pre-funded warrants (the “Warrants”) to purchase up to 4,761,903 common shares of the Company and (iii) the 4,761,903 common shares of the Company issuable upon exercise of the Warrants pursuant to a Registration Statement on Form S-3 (Registration No. 333-239318) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and a related registration statement (Registration No. 333-249623) filed with the Commission on October 22, 2020 in accordance with Rule 462(b) under the Act (together, the “Registration Statement”) the prospectus included within the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated October 22, 2020, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the form of Warrant to be filed as an exhibit to a current report of the Company on Form 8-K and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by persons where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the laws of the State of New York. We express no opinion as to whether the laws of any other particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. We note that the Company is organized under the laws of Québec. We have assumed all matters determinable under the laws of Québec, including without limitation the valid existence and good standing of the Company, the corporate power of the Company to authorize, execute and deliver the Warrants and perform its obligations thereunder and the due authorization of the Warrants by the Company, and the due authorization of the common shares of the Company underlying the Warrants.

Cooley LLP 500 Boylston Street Boston, MA 02116-3736
t: (617) 937-2300 f: (617) 937-2400 cooley.com

Page Two

With regard to our opinion below:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, or (f) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrants, when duly executed and delivered by the Company against payment therefor as provided in the Registration Statement and the Prospectus, will be valid and binding obligations of the Company.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or of any changes in applicable law.

Very truly yours,

Cooley LLP

By:	/s/ Ryan S. Sansom
Ryan S. Sansom

Cooley LLP 500 Boylston Street Boston, MA 02116-3736
t: (617) 937-2300 f: (617) 937-2400 cooley.com